Exhibit 99.1
Andrew P. Goldfarb to Step Down from Virtusa’s Board of Directors
Westborough, MA — (July 21, 2008) — Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an offshore delivery model, today announced that Andrew P. Goldfarb has decided not to stand for re-election to its board of directors. Mr. Goldfarb will continue to serve as a director of Virtusa until the Company’s fiscal year 2008 annual meeting of stockholders.
Kris Canekeratne, Virtusa’s Chairman and CEO stated, “Andy has provided strong leadership to the Virtusa board and we thank him for his years of exemplary service and valuable contributions. Andy’s broad industry knowledge, as well as his active role in assisting Virtusa recruit key senior management positions and making customer introductions, have greatly benefited Virtusa during his years of service on the board.”
Mr. Goldfarb said, “Virtusa is an exciting company and it has been an honor and privilege to serve on the board and work with the Virtusa team. Though I have decided to step down from the board, I will continue to serve out my term and will work with the board on our ongoing efforts to deliver value to the Virtusa shareholders.”
Globespan Capital Partners led the series B round of financing for Virtusa in December 2000 and Mr. Goldfarb joined the Company’s board in connection with the financing. Mr. Goldfarb is Co-Founder and Executive Managing Director of Globespan Capital Partners, a global venture capital firm with offices in Boston, Palo Alto, and Tokyo. Globespan has managed IT and clean technology related investment funds since 1996.
About Virtusa Corporation
Virtusa (NASDAQ: VRTU) is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services. Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides cost-effective services that enable its clients to use IT to enhance business performance, accelerate time-to-market, increase productivity and improve customer service.
Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States and the United Kingdom, and global delivery centers in India and Sri Lanka.
“Virtusa” is a registered trademark of Virtusa Corporation.

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